Exhibit 99.3

BLUE CALYPSO, INC., AND SUBSIDIARIES

( A DEVELOPMENT STAGE COMPANY)

PRO FORMA BALANCE SHEET

June 30, 2011

	Blue Calypso Holdings, Inc.	Blue Calypso, Inc.	Transfer to	Pro
	(Unaudited)	(Unaudited)	SplitCo	Forma
ASSETS
Current assets:
Cash and cash equivalents	$253,521	$74	$(74)	$253,521
Inventory		30,607	(30,607)	—
Prepaid expenses	81,321	756	(756)	81,321
Total current assets	334,842	31,437	(31,437)	334,842

Property and equipment, net of accumulated deprecaition	6,894	398	(398)	6,894

Capitalized software development costs, net of accumulated amortization	564,703	—	—	564,703
Total assets	$906,439	$31,835	$(31,835)	$906,439

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$16,564	$2,167	$(2,167)	$16,564
Accounts payable-affiliate	99,117	3,594	(3,594)	99,117
Accrued liabilities	103,430	4,525	(4,525)	103,430
Unearned revenue	12,178	—	—	12,178
Notes payable, current	1,275,000	—	—	1,275,000
Notes payable-affiliate, current	200,000	—	—	200,000
Total current liabilities	1,706,289	10,286	(10,286)	1,706,289

Notes Payable, non-current	—	1,684	(1,684)	—
Notes payable-affiliate, non-current	—	50,379	(50,379)	—

Total liabilities	1,706,289	62,349	(62,349)	1,706,289

Stockholders’ equity (deficit)

Preferred stock	—	—	—	—
Common stock	1,165	2,235	(2,235)	1,165
Additional paid in capital	21,968	126,015	(126,015)	21,968
Deferred compensation	(96)	—	—	(96)
Deficit accumulated during development stage	(822,887)	(158,764)	158,764	(822,887)
Total stockholders’ equity (deficit)	(799,850)	(30,514)	30,514	(799,850)

Total liabilities and stockholders’ equity (deficit)	$906,439	$31,835	$(31,835)	$906,439